EXHIBIT 10.1

SECOND AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BETWEEN FOSTER WHEELER INC.
AND
FRANCO BASEOTTO

This SECOND AMENDMENT (this “Amendment”) to the Employment Agreement between FOSTER WHEELER INC., a Delaware corporation (the “Company”), and FRANCO BASEOTTO (the “Executive”), dated as of May 6, 2008 (the “Agreement”), is made and entered into as of May 4, 2010 (the “Effective Date”).

WHEREAS, Foster Wheeler Ltd. entered into the Agreement with the Executive; and

WHEREAS, the Company thereafter assumed the Agreement from Foster Wheeler Ltd. on or about February 9, 2009, and the Company and the Executive entered into a First Amendment to the Agreement, effective January 18, 2010 (“First Amendment”); and

WHEREAS, the Company and the Executive have agreed to further amend the Agreement as set forth herein; and

WHEREAS, pursuant to Section 9.9 of the Agreement, an amendment to the Agreement may be made pursuant to the written consent of the Company and the Executive.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and in further consideration of the following mutual promises, covenants and undertakings, the parties agree by executing this Amendment to amend the Agreement, including its First Amendment, as follows:

1.	The Agreement is amended by replacing the Addendum set forth in the First Amendment with the following addendum inserted at the end of the Agreement:

ADDENDUM

This Addendum sets forth the terms and conditions applicable during the Executive’s performance of duties (as described in Agreement Section 1.1) for the period beginning as of the Effective Date and ending on the date the Agreement is terminated pursuant to Agreement Section 4 (the “Term”).  Unless otherwise provided in this Addendum, all Agreement terms (including the Executive’s entitlement to the compensation and benefits described in Agreement Section 3, as adjusted for merit increases since the date of the Agreement) shall remain in full force and effect during the Term.

A-1.	Location.

During the Term, the Executive shall perform his duties (as described in Agreement Section 1) primarily at the Company’s offices in Geneva, Switzerland, subject to reasonable travel requirements consistent with the nature of the Executive’s duties from time to time on behalf of the Company.

A-2.	Long-Term Incentive Awards.

Upon the Executive’s termination of employment (other than for Cause), all stock options outstanding as of the Executive’s Termination Date shall remain exercisable for the shorter of one (1) year following the Executive’s termination of employment or the remainder of the term of the stock option(s).

A-3.	Stay Bonus Award.

The Company shall pay the Executive a cash stay bonus under the following terms.

(a)           New Addendum to Agreement.  The Company shall pay the Executive a stay bonus equal to 175% of the Executive’s Base Salary then in effect within thirty (30) days of the Effective Date.  Payment of such bonus shall be made in a single lump sum.

(b)           Termination without Cause; For Good Reason; Death; Disability. Notwithstanding anything else in this Addendum, the stay bonus described in paragraph (a) shall be payable in full, and shall not be subject to forfeiture, irrespective of the actual duration of the Term, if the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason (not including the event of the assignment to Switzerland), or due to the Executive’s death or Disability.  In such case the stay bonus shall be paid in a lump sum within thirty (30) days of termination of employment.

(c)           Termination Relating to Catastrophic Personal Event.  The stay bonus described in paragraph (a) shall be payable in full, and shall not be subject to forfeiture, if the Executive remains in active employment through June 30, 2011 and terminates employment during the Term due to an unforeseen personal and catastrophic event affecting the Executive or a family member, which event requires the Executive to relocate to the U.S., and the Executive provides the Company with thirty (30) days advance written notice.

(d)           Forfeiture of Stay Bonus.  The Executive shall forfeit the stay bonus (and must repay the stay bonus if the stay bonus has been paid) if (i) the Executive does not remain in active employment through June 30, 2011, (ii) the Executive (A) prior to June 30, 2011, provides the Company with less than twelve (12) months advance written notice of termination of employment (less than thirty (30) days notice for termination due to a catastrophic event described in paragraph (c)) or (B) on or after June 30, 2011 and prior to June 30, 2012, provides the Company with an advance written notice of termination of employment such that the resulting termination date is prior to June 30, 2012, is less than thirty (30) days after the notice for termination due to a catastrophic event described in paragraph (c), or is less than ninety (90) days after the notice for termination that is not due to a catastrophic event described in paragraph (c), or (iii) prior to June 30, 2011, the Executive’s employment is terminated for Cause.  Upon any such forfeiture, the Executive must repay any paid stay bonus in full within thirty (30) days of termination of employment.

A-4.	Miscelleneous Terms

(a)           Agreement Terms.  Unless otherwise provided in this Addendum, all Agreement terms (including the Executive’s entitlement to the compensation and benefits described in Agreement Section 3, as adjusted for merit increases since the date of the Agreement) shall remain in full force and effect during the Term.

(b)           Supplemental Long-Term Incentive Award.  The Executive shall receive an award of restricted stock units on a date designated by the Foster Wheeler AG Board of Directors or its Compensation Committee (“Compensation Committee”) during the first open trading window for Section 16 officers subsequent to the Effective Date (known as the “Grant Date”) with an economic value as of the Grant Date equal to USD 2,500,000.  Such award shall vest ratably on the first, second, and third anniversaries of the Grant Date.  Restricted stock units that vest shall be settled by issuance of shares as provided in the grant agreements described above, but in no event later than March 15 of the year following the year in which the restricted stock units vest.  For purposes of this Section, the number of restricted stock units to be granted to the Executive shall be consistent with the methodology used for valuing restricted stock unit awards granted to employees which has been approved and adopted by the Compensation Committee.  Such award will be granted under the Company’s Omnibus Incentive Plan and governed by separate agreements entered into between the Executive and the Company or one of its affiliates, and in the event of any inconsistency between such separate agreements and the terms of the Agreement (including, but not limited to its Section 4 and this Amendment), the Agreement shall govern and control.  For avoidance of doubt, nothing in the preceding sentence shall be construed to limit the application of any provision of such separate agreements that expressly refers to and incorporates a provision of this Agreement.

(c)           Assignment Benefits.  During the Term and so long as assigned to Switzerland, the Executive shall be entitled to the following benefits (“Assignment Benefits”); all the benefits provided for in this Addendum are inclusive of a Representative Allowance of CHF 100,000 and are in addition to the perquisities and other benefits provided for in the Agreement:

(i)             Relocation Assistance:  The following relocation assistance shall be provided:

(1)           The Company will assist in obtaining the proper work permits and/or visas necessary for the provision of services in Switzerland and reimburse the Executive for any work permit/visa, passport and immigration expenses, including expenses for dependents of the Executive relocating or intending to relocate to Switzerland;

(2)           Home sale assistance, including the Company’s payment of realtor’s fees, closing costs and any loss on the sale of the Executive’s principal residence (basis for home includes major home improvements);

(3)           Reimbursement for two (2) house hunting trips of up to six (6) days each, to include reasonable lodging, transportation and meals;

(4)           The cost of the shipment of household goods;

(5)           The cost of pet relocation, including transportation and kennel fees related to the move; and

(6)           The loss on sale of automobiles or lease termination, including any losses based on blue book/fair market value, costs, and penalties.

(ii)             Settling-in Allowance:  A settling-in allowance of CHF 30,000 shall be paid within thirty (30) days of the date the Effective Date.

(iii)             Assignment Allowance:  Prior to the earlier of the date upon which the Executive’s immediate family relocates to Switzerland or June 30, 2011 (“First Period”), the Company shall pay the Executive a monthly allowance of CHF 28,086 and after such date (“Second Period”), the Company shall pay to the Executive a monthly allowance of CHF 26,115, consisting of the following amounts for each period:

Allowance	First Period	Second Period

(1) Cost-of-living allowance:	CHF 8,544	CHF 7,207

(2) Housing:	CHF 16,100	CHF 16,100

(3) Transportation:	CHF 3,042	CHF 2,208

(4) Utilities:	CHF 400	CHF 600

TOTAL	CHF 28,086	CHF 26,115

Such allowances shall be payable in advance in Swiss Francs according to the Company’s payroll practices.  The Company shall also provide for reasonable advances to the Executive for the purpose of obtaining housing and satisfying other relocation expenses.

(iv)             Personal Air Travel and Home Leave:  Until the earlier of the date upon which the Executive’s immediate family relocates to Switzerland or June 30, 2011, (A) the Company shall provide reimbursement of one (1) business-class round-trip ticket per month for personal travel between Switzerland and the U.S, (B) each month, the Executive may use the business-class round trip ticket to instead fly one (1) family member from the U.S. to Switzerland, and (C) once per quarter, in lieu of the Executive’s trip to the U.S., the Company shall reimburse the cost of business-class round-trip tickets for the Executive’s family to travel from the U.S. to Switzerland. After the earlier of the dates set forth above, (X) the Company shall reimburse the Executive for one (1) trip per twelve (12) months per authorized dependent and for the Executive, (Y) expenses eligible for reimbursement include a business class airline ticket and local ground expenses to the original point of origin, and (Z) one (1) day of travel shall be permitted each way as additional vacation.

(v)             Vacation and Holidays:  The Executive’s paid time off shall be consistent with that currently provided.  Swiss holidays shall be established by the Company.

(vi)             Continued Medical Coverage.  To the extent U.S. medical coverage is not available in Switzerland, the Company shall pay for the cost of securing substantially similar coverage in Switzerland for the Executive and the Executive’s family.  Eligible dependents of the Executive shall continue to maintain medical coverage irrespective of their relocation to Switzerland.

(vii)             Tax Equalization.  Under tax equalization, the Executive’s obligation for income taxes shall not exceed the amount of income tax calculated each year on Base Salary, short-term annual pay and long-term incentive pay applying the U.S. tax rules without taking into consideration any foreign tax credit.  Such amount will be deducted from the Executive’s paycheck.  Should additional income taxes arise in the U.S. or Switzerland as a result of the assignment, the Company shall pay the additional tax.  The Executive may choose, as an alternative to the U.S. tax equalization program, to be personally responsible for the Swiss income tax on the Executive’s Base Salary, short-term incentive pay and long-term incentive pay.  In addition to the tax equalization on the compensation above, the Executive will be reimbursed for any wealth tax due in Switzerland as a result of the assignment.

(viii)             Tax Preparation Services:  The Company shall retain the services of a tax consultant to prepare the Executive’s U.S. and Switzerland tax returns, as required, while the Executive is on assignment to Switzerland.

(ix)             Tax Gross-Up.  To the extent that the provision of Assignment Benefits results in taxable income to the Executive, the Company shall pay the Executive an amount to satisfy the Executive’s Swiss and U.S. income tax obligation.  Such payment shall be grossed-up for taxes and made as soon as practicable after the tax liability arises but in no event later than the end of the year following the year in which the tax is due.

(x)             Seconded Arrangement:  The Executive shall be seconded to Foster Wheeler Management AG in Switzerland and shall continue to remain an employee of the Company.  The Executive remain eligible to participate in the Company’s employee benefit plans as set forth in Section 3 of the Agreement and to receive U.S. social security benefits.

(xi)             Legal Services.  The Company shall reimburse the Executive for legal fees incurred in relation to an attorney’s review of this Amendment, up to a maximum of USD 5,000.

(xii)             Financial/Estate Planning.  The Company shall reimburse the Executive for one-time costs relating to the Executive’s financial and estate planning.

(xiii)             Compassionate Leave:  The Executive shall be provided with up to five (5) day’s paid compassionate leave in relation to the death of an immediate family member.  The Company shall reimburse the Executive and his dependents for the cost of round-trip business airline tickets to attend funeral services.

(xiv)             U.S. Vehicle Allowance.  Any vehicle allowance provided under Company policy for vehicles based in the U.S. shall cease upon the earlier of (A) the date upon which the Executive’s immediate family relocates to Switzerland or (B) June 30, 2011.

(d)           Termination of Employment.  If the Executive’s employment is terminated for any reason, the terms of Agreement Section 4 shall control; provided, that the relocation to Switzerland shall not constitute an event giving rise to a termination of employment for Good Reason.  If the termination is for any reason other than for Cause or a resignation by the Executive without Good Reason, the Company shall pay the reasonable costs associated with the repatriation to the U.S.

A-5.	Maximum Length of Assignment

For the avoidance of doubt, the maximum period of time during which the Executive may be considered to be “on assignment” and, therefore, eligible for assignment-related compensation and Assignment Benefits is five (5) years from the start of the Executive’s assignment to Switzerland, i.e., no later than January 17, 2015.

A-6.	Application of Section 409A to Benefits-in-Kind, Expense Reimbursements and Allowances

(a)           Benefits-in-Kind; Expense Reimbursements.  Benefits-in-kind and any provision for reimbursement of expenses during the Executive’s assignment shall be subject to the following rules, as required to comply with Code Section 409A:

(i)             The amount of in-kind benefits provided or expenses eligible for reimbursement in one calendar year may not affect in-kind benefits or reimbursements to be provided in any other calendar year.

(ii)             Expenses will be reimbursed as soon as administratively possible, but in no event shall expenses be reimbursed later than December 31st of the year following the year in which the expense was incurred.

(iii)             The right to an in-kind benefit or reimbursement may not be subject to liquidation or exchange for another benefit.

(b)           Allowances.  Allowances generally shall be paid monthly.  In no event shall the payment of any allowance be made later than March 15th of the year following the year in which the Executive is entitled to payment.

* * *

2.	Agreement Sections 4.1.3 and 4.1.4 are hereby revised by replacing “thirty (30) days” each time it appears in those Sections with “ninety (90) days”.

3.	Agreement Section 4.1.5 is hereby revised by adding the following new sentence to the end of Section 4.1.5:

In the event that the termination of the Executive’s employment does not constitute a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, including all regulations and other guidance issued pursuant thereto (the “Code”), the Executive’s rights to the payments and benefits described in this Section 4 shall vest upon the Termination Date, but no payment to the Executive that is subject to Section 409A shall be paid until the Executive incurs a separation from service (or as set forth at Section 13.1, until six months after such date if the Executive is a specified employee), and any amounts that would otherwise have been paid prior to such date shall be paid instead as soon as practicable after such date.

4.	The phrase “within 30 days” in Agreement Section 4.2.2(i) and (ii) and 4.3.2(i) is hereby revised to read “on the 30th day”.

5.	The last paragraph in Agreement Section 4.2.2 is hereby revised to read in its entirety as follows:

Notwithstanding any other provision of this Agreement, in no event, shall the Executive be entitled to receive the pay and benefits that the Company shall provide the Executive pursuant to this Section 4.2.2 unless the Executive provides the Company an enforceable waiver and release agreement in a form that the Company normally requires.  Such release shall be furnished to the Executive for the Executive’s  review not later than 7 business days following the Termination Date, and shall be executed and returned to the Company within 21 days of receipt (or within 45 days of receipt if the Executive’s separation is part of a group).  Provided the Executive does not timely revoke the waiver and release agreement, pay and benefits pursuant to this Section 4.2.2 shall commence on the 60th day following the Executive’s Termination Date.  Any amounts that otherwise would have been paid to the Executive pursuant to this Section 4.2.2 before the 60th day shall be paid to the Executive, without interest, on the 60th day.

6.	Agreement Section 4.3.2(i)(A) is hereby revised to read in its entirety as follows:

Accrued Obligations.  The sum of (I) the Executive’s Annual Base Salary through the Termination Date to the extent not theretofore paid, (II) the product of (1) the higher of: (a) any Recent Annual Bonus, and (b) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Change of Control Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365, and (III) any accrued vacation pay, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (I), (II), and (III), (the “Accrued Obligations”);

7.	Agreement Section 13 is hereby revised by adding the following new Section 13.2:

13.2           Interpretation and Administration of Agreement.  To the maximum extent permitted by law and consistent with the substantive terms of this Agreement, this Agreement shall be interpreted and administered in such a manner that the payments to the Executive are either exempt from, or comply with all requirements of, Section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to the Agreement as of the date first written above.

FOSTER WHEELER INC.

By:	/s/ Raymond J. Milchovich
Name: Raymond J. Milchovich
Title: Chairman, President & Chief Executive Officer

/s/ Franco Baseotto
FRANCO BASEOTTO